LEVERAGED INDEX RETURN NOTES® (LIRNs®)	Filed Pursuant to Rule 433 Registration No. 333-234425-01
LIRNs® Linked to the Bloomberg Commodity IndexSM
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit(1)
Hypothetical Total Rate of Return on the Notes
-100.00%
$1.500
-85.00%
-50.00%
$6.500
-35.00%
-25.00%
$9.000
-10.00%
 -20.00%
$9.500
-5.00%
    -15.00%(2)
$10.000
0.00%
-10.00%
$10.000
0.00%
-5.00%
$10.000
0.00%
-3.00%
$10.000
0.00%
0.00%
$10.000
0.00%
5.00%
$10.555
5.55%
10.00%
$11.110
11.10%
20.00%
$12.220
22.20%
40.00%
$14.440
44.40%
60.00%
$16.660
66.60%
80.00%
$18.880
88.80%
100.00%
$21.100
111.00%
(1)     The Redemption Amount per unit is based on the hypothetical Participation Rate
(2)     This hypothetical percentage change corresponds to the Threshold Value

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 4 years
Market Measure	The Bloomberg Commodity IndexSM (Bloomberg symbol “BCOM”).
Payout Profile at Maturity
●
[101.00% to 121.00%] leveraged upside exposure to increases in the Market Measure
●
1-to-1 downside exposure to decreases in the Market Measure beyond a 15.00% decline, with up to 85.00% of the principal amount at risk

Participation Rate	[101.00% to 121.00%] to be determined on the pricing date
Threshold Value	85% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/0000070858/000148105722002312/bofa-32110_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Ownership of the notes will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Market Measure.
●
The prices of commodities or futures contracts represented by or included in the Market Measure may change unpredictably, affecting the value of your notes in unforeseeable ways
●
The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
●
The Market Measure includes futures contracts traded on foreign exchanges, which may be less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges.
●
The Market Measure tracks commodity futures contracts and does not track the spot prices of the Index Commodities
●
Higher future prices of the components of the Market Measure relative to their current prices may have a negative effect on the level of the Market Measure, and therefore the value of the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.